American Skiing Company Announces Sale of Steamboat Resort for $265 Million

PARK CITY, UTAH - December 19, 2006 - American Skiing Company (OTCBB: AESK) announced today that it had entered into a definitive agreement to sell Steamboat Ski & Resort Corporation, in Steamboat Springs, Colorado, to Steamboat Acquisition Corporation, an affiliate of Intrawest ULC, for $265 million. The announced sale follows the review of strategic options for the resort announced in July.

Steamboat was the nation's eighth most visited resort in 2006, with over one million skier visits. Known as Ski Town USA(R), and renowned for its Champagne Powder(R), Steamboat was recently named the "#1 Family Resort in the West" by SKI Magazine.

Headquartered in Vancouver, British Columbia, Intrawest ULC is a privately held company that, together with its affiliates, has interests in ten North American mountain resorts.

"In light of favorable market conditions and considerable interest from prospective buyers, ASC decided to pursue a sale of the resort. The proceeds of this transaction will reduce outstanding debt and allow us to focus on opportunities in our portfolio of resorts and their related real estate," said ASC President and CEO B.J. Fair. "We look forward to working with the entire Intrawest team to ensure a smooth transition and a continued outstanding resort experience for our guests," added Fair.

Included in the sale are the resort and all resort-owned operations, all of Steamboat's resort-owned real estate assets, the commercial core of the Steamboat Grand Hotel & Condominiums and the company's interest in the Walton Pond Apartments complex.

The transaction is subject to customary closing conditions, including Hart-Scott-Rodino antitrust approval and consent of the United States Forest Service, and is expected to close on or before March 31, 2007.

The purchase price of $265 million includes approximately $4 million in assumed debt, and is subject to working capital and seasonal earnings adjustments. After closing, it is anticipated that net proceeds from the sale will be used to repay all existing senior debt and outstanding revolver balances under ASC's senior credit facility and certain other indebtedness.

"Though it's only December, Steamboat is off to a terrific start for the winter season with a number of new improvements, such as a new high-speed lift in the resort's Sunshine area and renovations of the two main on-mountain dining facilities. As the resort makes the transition to new ownership, the Steamboat team will remain focused on the same qualities that make Steamboat the West's favorite family resort: providing the best possible vacation experience for its guests," said Steamboat's President and Managing Director Chris Diamond.

Bear Stearns and Main Street Advisors acted as financial advisors to American Skiing Company in connection with the transaction. Goodwin Procter LLP acted as legal advisor to American Skiing Company and Skadden, Arps, Slate, Meagher & Flom LLP and Jacobs Chase Frick Kleinkopf & Kelley LLC acted as legal advisors to Intrawest.


About American Skiing Company

Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the company's web site, www.peaks.com.

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as "anticipate", "assume", "believe", "expect", "intend", "plan", and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: the failure to satisfy any of the conditions to closing of the purchase agreement for the Steamboat resort, or the buyer's refusal to close for any reason; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.